EXHIBIT 10.10

Gold & Silver Minerals Corp

October 24, 2006

Mr. Francis R. Biscan Jr.

President and Chief Executive Officer

Tara Gold Resources Corp.

Corporaciốn Amermin, S.A. de C.V.

Re:

When countersigned by each of the parties, the following will constitute our Letter of Intent, outlining the general terms with respect to our acquiring an interest in the La Millionaria group of properties, as outlined and defined in Exhibit A, (herein after called “La Millionaria Groupings”) Municipality of Chinipas, State of Chihuahua, Mexico, between Tara Gold Resources Corporation and Corporaciốn Amermin S.A. de C.V., a subsidiary of Tara Gold Resources Corp. (hereinafter referred to as “Tara”), and Gold & Silver Minerals Corp (hereinafter referred to as “G & S”). The La Millionaria Groupings are approximately 875 Hectares in size and are identified as those properties and Tara’s interests in those properties as set forth on that certain Declaration (the "Declaration") dated as of June 9, 2005 between Corporaciốn Amermin S.A. de C.V. as "Prospector" and MINAS DE TOPAGO, S.A. DE C.V. as "Concessionaire",.

Dear Mr. Biscan;

It is intended that G & S shall, subject to the terms and conditions set forth herein and in the Definitive Joint Venture Agreement (as hereinafter defined) enter into the following terms regarding the La Millionaria Groupings.

Terms:

1.

Upon execution of this Agreement, G & S agrees to purchase a 25% interest in Tara’s rights, privileges and interests in the La Millionaria Groupings as fully set forth in accordance with the Declaration, as follows;

a) G & S shall make a non-refundable payment of US$25,000.00 to Tara, coinciding with the signing of this Agreement  (the payment will be refundable by Tara Gold if the conditions set forth in this Section are not satisfied by Tara by December 30, 2006);

b) G & S shall make a payment of US$25,000.00 to Tara by November 15, 2006;

c) G & S shall make a payment of US$50,000.00 to Tara by January 1, 2007;

d) G & S shall make a payment of $100,000 to Tara by February 15, 2007

e) G & S shall make a payment of $100,000 to Tara by April 1, 2007

f) G & S shall issue and deliver to Tara 1,000,000 shares of restricted common stock of G&S.

Upon execution of this Agreement and as a condition to the funding set forth above, Tara agrees to:

a)  Make available to G & S a certified copy of title or other appropriate evidence under Mexican Law of an exclusive, perpetual exploration, exploitation, development, mineral, mining and excavation rights for the La Millionaria Groupings as soon as one is received but in any case not later then December 30, 2006.

b)  Provide a legal opinion of Mexican counsel as to the title, rights and privileges assigned to G & S in accordance with this Agreement and under the Declaration in form and substance satisfactory to G & S and its counsel.

2.

G & S agrees to make all property payments and taxes as may be negotiated and agreed upon by both Tara and G&S to acquire additional rights, acreage, or percentage interests pertaining to La Millionaria Groupings. G & S also agrees to make all other payments mutually deemed necessary to maintain the properties and to keep in good standing the Declaration with respect to the La Millionaria Groupings and continue to make these payments as long as the Joint Venture outlined in this agreement is in effect.  Payments will be escrowed for payment at least 14 days before payment is due. If these conditions are not maintained, 100% of all rights will revert back to Tara.

3.

G & S will make an additional payment of US $100,000.00 on every anniversary date of this Agreement to maintain its interests in the Declaration, and to keep the Joint Venture in good standing in accordance with the terms of the Declaration.

4.

G & S may increase its interest in Tara’s rights, privileges and licenses set forth in the Declaration with respect to the La Millionaria Groupings to 40% thereby reducing Tara's interest in the La Millionaria Groupings to 60%, after the following conditions have been met:

a.

G & S spends an additional US$1.5 million on exploration and development of the La Millionaria Groupings within 18 months of the date of execution of this agreement.  Tara Gold agrees that G & S will be the operator overseeing the additional US$1.5 million expenditures; however, Tara may have its representatives on location at any and all times to observe all operations, and may audit expenditures as necessary.

b.

Once G & S has notified Tara in writing, along with supporting documents, that it has spent US$1.5 million in exploration and development of the La Millionaria Groupings, Tara and G & S agree to enter into a standard joint venture agreement by which it will have a 40% working interest in the La Millionaria Groupings and American Tara Gold will own a 60% interest.  At this point, G & S is to be appointed operator of the joint venture and will remain the operator as long as it maintains its 40% participation in the joint venture by paying its proportionate share of expenses and property payments or decides to withdraw from such responsibility; and

c.

G & S will issue and deliver to Tara an additional 3,000,000 Rule 144 shares of restricted common stock.

     5.  A standard dilution clause will apply in case one of the partners decides not to participate financially for its proportionate share in any exploration or development program submitted by the operator.  Should the operator decide not to present any exploration or development programs, the other party can present one and become the operator.

As a basis for the dilution clause, each party will be deemed to have invested the following amount of money in the La Millionaria Groupings:

1

G & S: US$1,800,000 (representing its 40% interest); and

2

Tara Gold US$2,700,000 (representing its 60% interest).

Once a participant has been diluted to a 10% interest, this interest will automatically convert into a 3% N.S.R. and the joint venture agreement will become null and void.  At any time, the 3% NSR can be reduced to 1% by any partner in exchange for a US$5,000,000 payment;

6.   Each of G & S and Tara, as long as their original participation is maintained, will have one vote each in the decisions of the joint venture management committee.  An arbitration clause will be included in case of disagreement;

7.  It is also agreed that G & S has an option to increase its interest in Tara’s rights, privileges and licenses set forth in the Declaration with respect to the La Millionaria Groupings to 55% thereby reducing Tara's interest in the La Millionaria Groupings to 45%, on the following conditions:

a.

G & S spends an additional US$1.5 million over and above the US$1.5 million expenditures outlined in 4(a) above on exploration and development of the La Millionaria Groupings within 30 months of the execution date of this agreement.  Tara agrees that G & S will remain as operator overseeing the US$1.5 million expenditure; however, Tara may have it representatives on location at any and all times to observe all operations, and may audit expenditures by G & S as necessary.

b. G & S issues to Tara an additional 3,000,000 Rule 144 shares of restricted common stock; and

            c. G & S agrees that after it has earned its 55%, Tara will receive 90 days, from the date of approval of any exploration budget, to pay its proportionate share of actual expenditures.

The dilution clause in term paragraph 5 hereto will be revised upon G & S increasing its interests to 55%, and as a basis for the dilution clause, each party will be deemed to have invested the following amount of money in the La Millionaria Groupings:

1

G & S: US$3,300,000 (representing its 55% interest); and

2

Tara Gold US$2,700,000 (representing its 45% interest).

8. Subject to any disclosure requirements as promulgated by the Securities and Exchange Commission, the parties agree to consult each other and agree on joint news releases in the event of any public disclosure.  Furthermore, all news releases shall be jointly reviewed and released with the following format included at the beginning of each news release: “CHICAGO, “Appropriate Date” (MARKETWIRE) – (Other OTC: TRGD.PK) Tara Gold Resources Corp. and Gold & Silver Minerals Corp (“ABCI.PK”) Gold & Silver Minerals is pleased to announce…This text may be revised by Tara at any time.

9.  Should G & S decide not to pursue exploration efforts, then G & S will cease to be the operator.  In such a case, G & S will continue to hold its earned interests only as long as it completes all property payments and maintains the La Millionaria Groupings in good standing, as outlined in paragraph 2 & 3 above.  In such case, all portions of this agreement shall remain in effect and binding on each party, but interests may be diluted as outlined in (5) above.

10.

Either party in the joint venture shall have first right of refusal on the sale of any portion of the other's interest in the La Millionaria Groupings to a third party for 30 days from the date of notification.

11.

 All commodity sales, derived from this property, will be done at broader market values, the spot price, at the time of the sale of any such commodity.  The property, or the underlying commodities, cannot be used as collateral, liens or in any transaction without prior approval of both parties

The parties will diligently and in good faith negotiate a definitive joint venture agreement (the "Definitive Joint Venture Agreement") incorporating the principal terms of the contemplated transaction as set forth herein and, in addition, such other terms and provisions of a more detailed nature as the parties may agree upon.

In the Definitive Joint Venture Agreement, each of Tara and G & S will make such representations and warranties are customary in transactions of this nature.   All representations and warranties will survive the closing of the transactions contemplated herein and any and all investigations at any time made by or on behalf of the parties.

This letter of intent is intended to be non-binding letter of intent regarding the contemplated transactions.   The parties agree to negotiate the Definitive Joint Venture Agreement generally consistent with the terms of this Letter of Intent on or before the day which is fourteen days from the date set forth on page 1 of this Letter of Intent, but intend that the rights and obligations between them shall be as set forth herein until such time as the Definitive Joint Venture Agreement is signed and delivered by all of the parties. Upon such event, the parties respective legal rights and obligations will then be only those set forth in the Definitive Joint Venture

Agreement.

Please indicate your concurrence with the foregoing by affixing your signature below, and thereafter transmitting such executed copy in the manner heretofore described.

DATED this October 24, 2006

Per: /s/

President

Gold & Silver Minerals Corp

DATED this October 24, 2006

DATED this October 24, 2006

Per: /s/ Francis R. Biscan, Jr.

Per: /s/ Ramiro Trevizo Ledesma

Francis R. Biscan Jr.

Ramiro Trevizo Ledesma

President & CEO

President

Tara Gold Resources Corp.

Amermin S.A. De C.V.

Exhibit A

PROPERTY 1:

Property’s name...................................”LA COLMENA ”

Type of concession..............................Exploitation

Title number........................................ 181965

Property’s location..............................  Municipality of Chinipas, State of Chihuahua, Mexico

Property’s surface................................ 16 hectares

PROPERTY 2:

Property’s name...................................”LA BILLONARIA ”

Type of concession..............................Exploitation

Title number…......................................196120

Property’s location................................Municipality of Chinipas, State of Chihuahua, Mexico

Property’s surface................................34 hectares

PROPERTY 3:

Property’s name...................................”CUITLAHUAC ”

Type of concession..............................Exploration

File number….......................................191845

Property’s location..............................  Municipality of Chinipas, State of Chihuahua, Mexico

Property’s surface................................150 hectares

PROPERTY 4:

Property’s name...................................”LA MEXICANA ”

Type of concession..............................Exploitation

Title number......................................... 211981

Property’s location..............................  Municipality of Chinipas, State of Chihuahua, Mexico

Property’s surface................................ 675.32 hectares

Tara Gold GSML-La Millionaria  joint venture 10-24-06 rec. 1-26-07

Gold & Silver Minerals Corp

January 1, 2007

Mr. Francis R. Biscan Jr.

President and Chief Executive Officer

Tara Gold Resources Corp.

Corporaciốn Amermin, S.A. de C.V.

Re:  Payment Extension and modifications to the Joint Venture Agreement on the La Millonaria Groupings, near Temoris, Chihuahua, Mexico between Amermin S.A. de C.V., a 97% owned subsidiary of Tara Gold Resources Corp. (Tara) and Gold & Silver Minerals Corp (G & S) in trust for a Mexican subsidiary to be created at a later date. The La Millionaria Groupings are approximately 875 Hectares in size and are identified as those properties and Tara’s interests in those properties as set forth on that certain Declaration (the "Declaration") dated as of June 9, 2005 between Corporaciốn Amermin S.A. de C.V. as "Prospector" and MINAS DE TOPAGO, S.A. DE C.V. as "Concessionaire",.

Dear Mr. Biscan;

This agreement will serve to provide an extension to the original Letter of Intent, (which has become an active Joint Venture Agreement due to the financial execution of the Agreement Terms beyond the initial refundable deposit), regarding the La Millonaria Groupings Joint Venture dated the 24th Day of October, 2006 between Tara Gold Resources Corp and Gold & Silver Minerals Corp..

A Definitive Joint Venture Agreement between

The payment commitments taken from the original Joint Venture Agreement, described in “Exhibit A” will be modified as follows;

The 1st paragraph under “Terms: 1.c,d & e)” contained in Exhibit A below, will be extended as follows;

1) Make a payment of US$250,000.00 by April 1, 2007

Gold and Silver Minerals agrees to immediately issue Tara Gold Resources 200,000 restricted shares of Gold & Silver Minerals Corp as a cost to the Extension Agreement being provided by Tara Gold.

The underlying property payments for the La Millonaria must be made on a timely bases and every other part of the original agreement will be abided by, with no changes or modifications.

Exhibit A

Terms:

5.

Upon execution of this Agreement, G & S agrees to purchase a 25% interest in Tara’s rights, privileges and interests in the La Millionaria Groupings as fully set forth in accordance with the Declaration, as follows;

a) G & S shall make a non-refundable payment of US$25,000.00 to Tara, coinciding with the signing of this Agreement  (the payment will be refundable by Tara Gold if the conditions set forth in this Section are not satisfied by Tara by December 30, 2006);

b) G & S shall make a payment of US$25,000.00 to Tara by November 15, 2006;

c) G & S shall make a payment of US$50,000.00 to Tara by January 1, 2007;

d) G & S shall make a payment of $100,000 to Tara by February 15, 2007

e) G & S shall make a payment of $100,000 to Tara by April 1, 2007

f) G & S shall issue and deliver to Tara 1,000,000 shares of restricted common stock of G&S.

End of Exhibit A

The parties mutually understand that, subject to the conditions contained herein, this letter constitutes a binding agreement.

Please indicate your concurrence with the foregoing by affixing your signature below, and thereafter transmitting such executed copy in the manner heretofore described.

DATED this January 1, 2007

Per: /s/

President

Gold & Silver Minerals Corp

DATED this January 1, 2007

DATED this January 1, 2007

Per: /s/ Francis R. Biscan, Jr.

Per: /s/ Ramiro Trevizo Ledesma

Francis R. Biscan Jr.

Ramiro Trevizo Ledesma

President & CEO

President

Tara Gold Resources Corp.

Amermin S.A. De C.V.

Tara Gold GSML La Millionaria JV Extension 3-14-07